SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
                       the Securities Exchange Act of 1934

Filed by the Registrant   |X|
Filed by a party other than the Registrant   |_|


Check the appropriate box:
|_|     Preliminary Proxy Statement
|_|     Confidential, For Use of the Commission Only
        (as permitted by Rule 14a-6(e)(2))
|_|     Definitive Proxy Statement
|X|     Definitive Additional Materials
|_|     Soliciting Material Under Rule 14a-12


                               MAYTAG CORPORATION
                   ------------------------------------------
                (Name of Registrant as Specified In Its Charter)

         --------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

|X|     No fee required.

|_|     Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

           (1) Title of each class of securities to which transaction applies:


                  -------------------------------------------------------------
           (2)    Aggregate number of securities to which transaction applies:


                  -------------------------------------------------------------
           (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):


                  -------------------------------------------------------------
           (4)    Proposed maximum aggregate value of transaction:


                  -------------------------------------------------------------
           (5)    Total fee paid:


                  -------------------------------------------------------------
|_|     Fee paid previously with preliminary materials.

|_| Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

           (1)    Amount Previously Paid:


                  -------------------------------------------------------------
           (2)    Form, Schedule or Registration Statement No.:


                  -------------------------------------------------------------
           (3)    Filing Party:


                  -------------------------------------------------------------
           (4)    Date Filed:


                  -------------------------------------------------------------

July 24, 2005


FOR IMMEDIATE RELEASE
Media Contact:  Karen Lynn and John Daggett
Maytag Corporate Communications
(641) 787-8185 or (641) 787-7711
KLYNN2@MAYTAG.COM
JDAGGE@MAYTAG.COM



                  MAYTAG RESPONDS TO REVISED WHIRLPOOL PROPOSAL


NEWTON, Iowa (July 24, 2005) - Maytag Corporation (NYSE: MYG) announced today that its Board of Directors has determined that Whirlpool Corporation's revised proposal, announced on July 22, may reasonably be expected to lead to a transaction that is financially superior to Maytag's pending transaction with the Ripplewood-led Triton Acquisition group and that is reasonably capable of being completed. Under Maytag's existing merger agreement with Triton

Acquisition, this determination is a prerequisite for Maytag to furnish information to, and have discussions and negotiations with, Whirlpool.



Maytag stated that, in reaching its determination, the Board took into account

Whirlpool's representation as to a complete lack of opposition to the transaction from the top 20 trade customers and buying groups, including the top four retailers and top three buying groups that represent 90% of retail appliance sales.



Maytag said that it expects that the terms of a definitive agreement, if any,

with Whirlpool will take into account the risks to Maytag of non-consummation,

Whirlpool's assertion that the antitrust clearance process can be completed by the end of 2005, and Whirlpool's overwhelming confidence that there is no antitrust problem in a Maytag/Whirlpool combination. For example, Whirlpool has publicly stated that the transaction poses "no risk to competition," that it is

"not
motivated by, nor could it produce, anticompetitive effects," and that

"there is no plausible concern that competition would diminish in any product category."



Maytag also reported that following the making by Whirlpool of its earlier proposal, Triton Acquisition informed Maytag that, in Triton Acquisition's view,

the transaction proposed by Whirlpool did not satisfy the prerequisites for

Maytag's Board making the determination required under the merger agreement in order to furnish information to, and have discussions with, Whirlpool, including that such transaction "is reasonably capable of being completed, taking into account all financial, regulatory, legal and other aspects." Triton Acquisition has also advised Maytag, as Triton Acquisition did, and as was previously reported by Maytag, concerning discussions and due diligence between Maytag and

Haier, that discussions, negotiations and/or due diligence by Maytag with

Whirlpool will, in Triton Acquisition's view, give Triton Acquisition the right to terminate the existing merger agreement. Maytag believes that its actions are in accord with the merger agreement and do not give Triton Acquisition any termination rights.



Maytag also said that its Board of Directors has not changed its recommendation of the existing Maytag/Triton Acquisition transaction. Notwithstanding the determination that the Whirlpool proposal may reasonably be expected to lead to a financially superior transaction that is reasonably capable of being completed, Maytag noted that the Whirlpool proposal is, among other things,

uncertain as to the timing of completion, the form of consideration and the valuation of any stock consideration, Whirlpool's due diligence process, and the mechanisms referred to by Whirlpool to address regulatory and other closing risks. Maytag noted that before it would be willing to share competitively sensitive information it would require greater certainty with respect to these and other issues. In contrast, the Triton Acquisition transaction is expected to close within a month and, subject to shareholder approval and completion of financing, has already satisfied the major conditions to closing.



Maytag Corporation is a $4.7 billion home and commercial appliance company focused in North America and in targeted international markets. The corporation's primary brands are Maytag(R), Hoover(R), Jenn-Air(R), Amana(R),

Dixie-Narco(R) and Jade(R).

                                     # # #

FORWARD-LOOKING STATEMENTS
This document includes statements that do not directly or exclusively relate to historical facts. Such statements are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements include statements regarding benefits of the proposed transactions, expected cost savings and anticipated future financial operating performance and results, including estimates of growth. These statements are based on the current expectations of management of Maytag. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in this document. For example, with respect to the transaction with a group led by Ripplewood Holdings L.L.C. (1) Maytag may be unable to obtain shareholder approval required for the transaction; (2) Maytag may be unable to obtain regulatory approvals required for the transaction, or required regulatory approvals may delay the transaction or result in the imposition of conditions that could have a material adverse effect on Maytag or cause the parties to abandon the transaction; (3) conditions to the closing of the transaction may not be satisfied or the merger agreement may be terminated prior to closing; (4) Maytag may be unable to achieve cost-cutting goals or it may take longer than expected to achieve those goals; (5) the transaction may involve unexpected costs or unexpected liabilities; (6) the credit ratings of Maytag or its subsidiaries may be different from what the parties expect; (7) the businesses of Maytag may suffer as a result of uncertainty surrounding the transaction; (8) the industry may be subject to future regulatory or legislative actions that could adversely affect Maytag; and
(9) Maytag may be adversely affected by other economic, business, and/or competitive factors. Additional factors that may affect the future results of Maytag are set forth in its filings with the Securities and Exchange Commission ("SEC"), which are available at www.maytagcorp.com. Maytag undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.


ADDITIONAL INFORMATION AND WHERE TO FIND IT
In connection with the proposed transaction with an investor group led by private equity firm Ripplewood Holdings L.L.C., Maytag has filed a definitive proxy statement and may file other relevant documents concerning the proposed merger with SEC. WE URGE INVESTORS TO READ THE DEFINITIVE PROXY STATEMENT AND THE OTHER RELEVANT DOCUMENTS CAREFULLY WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION ABOUT MAYTAG AND THE PROPOSED TRANSACTION. Investors can obtain free copies of the definitive proxy statement as well as other filed documents containing information about Maytag at HTTP://WWW.SEC.GOV, SEC's Web site. Free copies of Maytag's SEC filings are also available on Maytag's Web site at www.maytagcorp.com.


PARTICIPANTS IN THE SOLICITATION
Maytag and its executive officers and directors and Ripplewood Holdings L.L.C., Triton Acquisition Holding and Triton Acquisition and their respective affiliates, executive officers and directors may be deemed, under SEC rules, to be participants in the solicitation of proxies from Maytag's stockholders with respect to the proposed transaction. Information regarding the officers and directors of Maytag is included in its definitive proxy statement for its 2005 annual meeting filed with SEC on April 4, 2005. More detailed information regarding the identity of potential participants, and their direct or indirect interests, by securities, holdings or otherwise, is set forth in the proxy statement and other materials filed or to be filed with SEC in connection with the proposed transaction.



[LOGO]

            ADMINISTRATIVE CENTER o BENTON HARBOR, MICHIGAN 49022-2692



JEFF M. FETTIG
CHAIRMAN OF THE BOARD,
PRESIDENT AND
CHIEF EXECUTIVE OFFICER

                                          July 22, 2005


Mr. Ralph F. Hake
Chairman & CEO

Mr. Howard L. Clark, Jr.
Chairman, Special Committee of the Board of Directors

Maytag Corporation
403 West Fourth Street
Newton, IA  50208

Dear Messrs. Hake and Clark:

     I am writing to respond to the announcement Maytag issued yesterday evening.

     First, I would like to express Whirlpool's disappointment that the Maytag Board of Directors was "unable to determine" that Whirlpool's July 17 proposal "may reasonably be expected to lead to a financially superior transaction that is reasonably capable of being completed". We believe there can be no question our July 17 proposal met this standard and, thus, we should have had immediate access to due diligence and an immediate ability to enter into discussions and negotiations with you.

     As we said on July 17, our proposal is a great opportunity to create value for the shareholders, trade customers and consumers of both companies. By your indecision, you have jeopardized this opportunity.

     The transaction that we have proposed derives its value from important efficiencies and the opportunity for Maytag brand revitalization. These benefits are uniquely available in a Maytag acquisition by Whirlpool. This transaction certainly is neither motivated by, nor could it produce, anticompetitive effects. In order to facilitate your prompt review of antitrust questions, we asked our antitrust counsel immediately to summarize the basic analysis that underlies our confidence in the likelihood of antitrust clearance. We provided that information to you on Tuesday. An initial positive reaction by trade customers to the proposed transaction, which is the ultimate "market litmus test", reinforced the numerous reasons why anticompetitive harm is so implausible.

July 22, 2005
Page 2



     Support by large and sophisticated trade customers, as well as small and medium size trade customers, the very groups that would be purported victims of any anticompetitive harm, should provide Maytag with confidence that the proposed transaction poses no risk to competition and will receive prompt antitrust clearance. Whirlpool has received overwhelming positive support from trade customers. We contacted the top 20 trade customers and buying groups, including the top four retailers and top three buying groups that represent 90% of retail appliance sales. To date, we have received 17 letters of support and we expect another on Monday. Two trade customers of the 20 are neutral or supportive, but as a matter of policy are unable to so state in a letter. The proposed transaction is also supported by small and medium sized retailers, as evidenced by the support of NARDA, which represents over 3000 retail storefronts. We are prepared, on condition of confidentiality, to share with you the trade customer letters we have received. A redacted representative sample letter from a major retailer is attached.

     We are making one final request that your Board make the determination that is clearly correct and clearly in the best interests of your shareholders. To address any residual concerns your Board may have, we are supplementing and amending our July 17 proposal in the following respects:

          o First, we are increasing the total value of the consideration we would provide your shareholders to $18 per Maytag share. This increases to nearly 29% the premium Maytag shareholders would receive compared to the existing transaction.

          o Secondly, while the enhancement of our already superior proposal is designed to take into account your antitrust concerns, we are also willing to discuss reasonable mechanisms to address these concerns, including a reverse breakup fee and payment of the contractual break-up fee to Triton upon Maytag's termination of the existing agreement to enter into a definitive agreement with Whirlpool, all as a part of the overall value of our proposal.

     As we emphasized in our proposal five days ago, we have a very short timeframe in which to conduct due diligence and negotiate a definitive agreement given the schedule established by the Maytag Board. We have now lost a week. Every day forward is even more critical than before. Accordingly, we expect to hear from you by 6:00 p.m. (Eastern time) Sunday so that we can enter into a confidentiality agreement, have our due diligence team on site and working at your data room and commence discussions and negotiations with you on Monday.

                                          Very truly yours,


                                          /s/Jeff M. Fettig
                                          Jeff M. Fettig
                                          Chairman, President & CEO


cc:     The Board of Directors
        Maytag Corporation